Exhibit 99.1

Omega Protein Reports 2009 Third Quarter Results

HOUSTON, November 3, 2009 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net loss of $2.8 million ($0.15 per share) for the third quarter of 2009, compared with net income of $3.1 million ($0.17 per share) for the third quarter of the previous year.

Revenues for the third quarter ended September 30, 2009 were $49.9 million compared with revenues of $54.5 million for the comparable quarter in 2008. Omega Protein recorded operating loss of $2.2 million for the third quarter of 2009, versus operating income of $5.3 million for the third quarter of 2008.

For the nine months ended September 30, 2009, the Company recognized revenues of $121.8 million, compared with $137.7 million in revenues for the first nine months of 2008. Omega Protein recorded operating loss of $1.9 million for the nine months ended September 30, 2009, versus operating income of $21.0 million for the comparable period a year earlier. The Company had net loss of $4.0 million ($0.21 per share) for the nine months ended September 30, 2009, compared with net income of $11.7 million ($0.65 per share) for the nine months ended September 30, 2008.

The Company’s 2009 third quarter results reflect decreased revenues and gross profit margins primarily due to lower sales prices, partially offset by increased sales volumes when compared to the 2008 third quarter. The decreased sales prices are a result of the general constriction of global markets and, more particularly as it relates to fish oil, a substantial reduction in demand from the Chilean aquaculture industry.

On October 21, 2009, the Company entered into a loan agreement with Wells Fargo Bank which consists of a 3-year revolving credit facility of up to $35 million, including a $7.5 million sub-limit for the issuance of standby letters of credit. The new loan agreement is secured by substantially all of the Company’s assets except for those already pledged in connection with existing federal Fisheries Finance Program loans. The loan agreement replaced a former credit facility with a group of banks led by Bank of America, N.A.

During the nine months ended September 30, 2009, the Company received a federal hurricane assistance grant of $2.7 million from the State of Mississippi, net of fees, related to the impact of Hurricane Katrina, which occurred during 2005. Additionally, the Company incurred $1.4 million of interest expense related to interest rate swaps which became ineffective during the period as a result of debt repayments related to the refinancing of the Company’s credit facility. Excluding these items from the results of operations, net loss for the nine months ended September 30, 2009 would have been approximately $4.8 million ($0.26 a share).

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand and pricing for its products proving to be incorrect; (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; and (5) the impact of the uncertain economic conditions, both in the United States and globally. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands, except per share amounts)

Revenues	$49,940	$54,507	$121,848	$137,744
Cost of sales	48,678	43,923	115,267	102,976

Gross (loss) profit	1,262	10,584	6,581	34,768
Selling, general and administrative expense	3,041	4,211	9,554	11,874
Research and development expense	365	630	1,047	1,280
(Insurance recoveries and other proceeds) losses relating to natural disaster and other, net	99	423	(2,166)	608

Operating (loss) income	(2,243)	5,320	(1,854)	21,006
Interest income (expense), net	(2,233)	(978)	(3,878)	(2,876)
Other income (expense), net	(82)	107	(296)	(17)

(Loss) income before income taxes	(4,558)	4,449	(6,028)	18,113
(Benefit) provision for income taxes	(1,738)	1,335	(2,015)	6,377

Net (loss) income	$(2,820)	$3,114	$(4,013)	$11,736

Basic (loss) earnings per share	$(0.15)	$0.17	$(0.21)	$0.65

Weighted average common shares outstanding	18,712	18,624	18,712	18,160

Diluted (loss) earnings per share	$(0.15)	$0.16	$(0.21)	$0.63

Weighted average common shares and potential common share equivalents outstanding	18,712	18,875	18,712	18,541

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	September 30, 2009	December 31, 2008
	(in thousands, except per share amounts)
ASSETS
Current assets	$106,935	$123,665
Property and equipment, net	111,865	106,181
Other assets	3,166	2,735

Total assets	$221,966	$232,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$33,207	$26,853
Long-term debt, less current maturities	35,528	51,312
Capital lease obligation, net of current portion	1,366	1,634
Deferred tax liability, net of current portion	3,887	3,005
Pension liabilities, net and other	9,701	10,220
Stockholders’ equity	138,277	139,557

Total liabilities and stockholders’ equity	$221,966	$232,581

Book value per share outstanding	$7.39	$7.46

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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